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Exhibit 16.1

                       [HOIBERG BUSINESS GROUP LETTERHEAD]

                                  April 3, 2002

Securities and Exchange Commission
Mail Stop 11-3
450 5th Street, N.W.
Washington, D.C. 20549

Dear Sir or Madam:

We have read and agree with the comments in Item 4 of Form 8-K of Save the World Air, Inc. dated March 28, 2002, with the exception of the statement made in Item 4(b), as to which we have no basis to agree or disagree.

Yours truly,

/s/ HOIBERG BUSINESS GROUP